Exhibit 10.1 SERP Amendment 3

AMENDMENT NO. 3 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2010 Restatement)
CHS Inc., pursuant to the power of amendment reserved to it in Section 7.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of the date executed below.
Section 4.4 of the Plan is amended by the addition of the following new paragraph (g):
(g)    Special 2013, 2014 Contribution Credit for Shirley Cunningham. Due to the fact that Ms. Cunningham will not have satisfied the eligibility service requirements to become an active participant in the Pension Plan for 2013 and the first four months of 2014, her 2013 contribution credits and her 2014 contribution credits for the first four months of 2014 determined under both the Pension Plan and Section 4.2(b) of this Plan will equal zero dollars ($0). Accordingly, if Shirley Cunningham is an Active Participant in this Plan on December 31, 2013, then notwithstanding Section 4.2(b), her Pension Plan Account shall be credited with a contribution credit equal to the amount of the contribution credit which would have been credited under the Pension Plan as of December 31, 2013 if she had been an active participant in the Pension Plan since April 22, 2013 and if she is an Active Participant in this Plan on December 31, 2014, then notwithstanding Section 4.2(b), her Pension Plan Account shall be credited with a contribution credit equal to the amount of the contribution credit which would have been credited under the Pension Plan as of December 31, 2014 if she had been an active participant in the Pension Plan for the first four months of 2014. However, such credits shall be determined as if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon her election under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer, any amounts she receives as replacement of forfeited compensation in accordance with her employment term sheet, or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation.

    IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 13th day of June, 2013.
CHS INC.

By /s/ Carl M. Casale

Its President and CEO

114818-1739-7524\1 5/14/2013